                    SARA LEE CORPORATION AND SUBSIDIARIES
                                                                      EXHIBIT 11
                  COMPUTATION OF NET INCOME PER COMMON SHARE
                      (IN MILLIONS EXCEPT PER SHARE DATA)

                                                   Thirteen Weeks Ended    Thirteen Weeks Ended
                                                     September 28, 1996     September 30, 1995
                                                   --------------------    --------------------
                                                                Fully                    Fully
                                                   Primary     Diluted     Primary      Diluted
                                                   -------     -------     -------      -------
EARNINGS:

Net income                                         $  206      $  206      $  186       $  186

Less: Dividends on preferred stocks,
   net of tax benefits                                 (7)         (3)         (7)          (3)

Adjustment attributable to conversion of
   ESOP convertible preferred stock                    --          (2)         --           (2)
                                                   -------     -------     -------      -------
Net income available for common stockholders       $  199      $  201      $  179        $ 181
                                                   -------     -------     -------      -------
                                                   -------     -------     -------      -------
SHARES:

Average shares outstanding                            482         482         480          480

Add:  Common stock equivalents -

      Stock options                                     2           3           2            2

      ESOP convertible preferred stock                 --          18          --           18

      Restricted stock and other                        2           2           1            2
                                                   -------     -------     -------      -------
Adjusted weighted average shares outstanding          486         505         483          502
                                                   -------     -------     -------      -------
                                                   -------     -------     -------      -------
Net income per common share:                       $ 0.41      $ 0.40      $ 0.37       $ 0.36
                                                   -------     -------     -------      -------
                                                   -------     -------     -------      -------
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